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Exhibit (e)(5)

OPTION AGREEMENT

        OPTION AGREEMENT (the "Option Agreement") is entered into by and between Berger Holdings, Ltd., a Pennsylvania corporation (the "Company"), and the undersigned holder ("Option Holder").

W I T N E S S E T H

        WHEREAS, the Company is negotiating an Agreement and Plan of Merger (the "Merger Agreement") with an unaffiliated Delaware corporation ("Parent") and a wholly owned subsidiary of Parent ("Purchaser"); and

        WHEREAS, the Merger Agreement provides, among other things, that Purchaser shall commence a tender offer to purchase for cash (the "Offer") all of the issued and outstanding shares of common stock, par value $0.01 per share (the "Shares"), of the Company at a price per Share to be specified in the Merger Agreement and following completion of the Offer Purchaser shall be merged with and into the Company (the "Merger") pursuant to which outstanding Shares shall be converted into the right to receive the price per Share specified in the Merger Agreement or any higher price that may be paid pursuant to the Offer (the "Merger Consideration"); and

        WHEREAS, the Merger Agreement provides, among other things, that the holders of any outstanding options to purchase Shares (the "Options") will be entitled to receive, and shall receive, in settlement of each Option, a cash payment from the Company in an amount equal to the product of (i) the number of Shares subject to such Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share subject or related to such Option, such payment to be made immediately before the time at which a certificate of merger is filed with the Department of State of the Commonwealth of Pennsylvania relating to the Merger (the "Effective Time"); and

        WHEREAS, Option Holder holds Options that were issued outside of the Company's 1996 Stock Incentive Plan, and such Options are governed by the terms of a stock option agreement with the Company (as such agreement may be amended or assigned from time to time, the "Option Document"); and

        WHEREAS, the Company desires to obtain consent from Option Holder to effect the foregoing treatment of Option Holder's Options.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements hereinafter contained and intending to be legally bound, the parties hereto agree as follows:

        1.    SETTLEMENT OF OPTIONS.    Option Holder agrees to receive, in settlement of each Option held by Option Holder, a cash payment from the Company in an amount equal to the product of (i) the number of Shares subject to such Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share subject or related to such Option, as set forth in Sections 2.10 and 6.8 of the Merger Agreement (a copy of each such section is attached hereto as Exhibit A). In accordance with Sections 2.10 and 6.8 of the Merger Agreement, such payment shall be made immediately before the Effective Time.

        2.    CONFIRMATION OF OPTIONS.    Option Holder confirms that the number of Shares issuable upon exercise of Options held by Option Holder and the exercise price(s) of such Options are as set forth below.

        3.    TERMINATION OF OPTIONS.    Option Holder agrees that, conditioned upon the consummation of the Offer, subject to settlement of all Options as set forth in paragraph 1 above, all Options held by Option Holder shall be terminated immediately prior to the Effective Time.

        4.    EXTENSION OF TERM OF OPTIONS.    Option Holder and the Company hereby agree that conditioned upon execution and delivery of the Merger Agreement by all parties thereto, notwithstanding any terms of the Option Document, in no event shall the expiration date or termination date of any of the Options held by Option Holder occur prior to the earlier of (i) the time set forth in paragraph 3 above and (ii) five (5) business days after the initial public announcement of termination of the Merger Agreement.

        5.    AMENDMENT OF STOCK OPTION AGREEMENT.    This Option Agreement shall be deemed to amend the Option Document applicable to Option Holder's Options.

        6.    EXERCISE OF OPTIONS.    Option Holder agrees to not exercise any Options without the prior written consent of the Company unless and until the Merger Agreement is terminated.

        7.    TERMINATION OF THIS OPTION AGREEMENT.    This Option Agreement shall terminate and be of no further force or effect (i) if the Merger Agreement is not executed and delivered by all parties thereto on or prior to October 31, 2003 or (ii) if and when the Merger Agreement is terminated prior to the Effective Time; provided, however, that the provisions of paragraph 4 shall survive any such termination of this Option Agreement.

        8.    CONFIDENTIALITY.    Option Holder agrees to hold in strict confidence and trust all confidential information relating to the Merger Agreement and the Offer, including the terms and existence thereof, until such time as the information is publicly disclosed by the Company (the "Public Disclosure Date"). Option Holder further agrees to not trade in the securities of the Company until after the Public Disclosure Date or such earlier date as this Option Agreement may be terminated.

        9.    MISCELLANEOUS.    This Option Agreement, upon due execution hereof, shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Option Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to any conflict of laws principles.

        IN WITNESS WHEREOF, each of the parties have entered into this Option Agreement as of the day, month and year set forth below.

BERGER HOLDINGS, LTD.

By:
Name:
Title:

Dated:	, 2003
Signature of Option Holder

Print Name of Option Holder

Shares Issuable Upon Exercise or Option	Exercise Price Per Share

EXHIBIT A

SECTION 2.10    Treatment of Options.    Simultaneously with the execution of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee thereof) has adopted appropriate resolutions, and the Company hereby agrees to take all other actions necessary after the date hereof, if any, to provide that each outstanding stock option (each "Option") heretofore granted by the Company, whether under the Company's 1996 Stock Incentive Plan (the "Company Stock Option Plan") or otherwise, shall at the Effective Time be cancelled, and each holder of outstanding Options which are vested and exercisable immediately prior to the Effective Time shall be entitled to receive a payment in cash as provided in Section 6.8 hereof (subject to any applicable withholding taxes, the "Cash Payment"). As provided herein, all Options (whether or not vested or exercisable), the Company Stock Option Plan (and any feature of any Benefit Plan or other plan, program or arrangement) providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary shall terminate as of the Effective Time. The Company will take all steps necessary to ensure that none of the Company or any of its subsidiaries is or will be bound by any Options, other options, warrants, rights or agreements which would entitle any person, other than the current shareholders of Purchaser or its affiliates, to acquire any capital stock of the Surviving Corporation or any of its subsidiaries or, to receive any payment in respect thereof (except for Cash Payments to be made as provided in Section 6.8 hereof to holders of Options that are vested and exercisable immediately prior to the Effective Time) and to cause the Options to be cancelled or cause the holders of the Options to agree to such cancellation thereof as provided herein.

SECTION 6.8    Employee Stock Options; Employee Plans and Benefits and Employment Contracts.

        (a)    Company Stock Option Plans.    Simultaneously with the execution of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Option Plans) shall adopt such resolutions or take such other actions as are required to effect the transactions contemplated by Section 2.10 in respect of all outstanding Options and thereafter the Board of Directors of the Company (or any such committee) shall adopt any such additional resolutions and take such additional actions as are required in furtherance of the foregoing.

        (b)    Payments in Respect of Options.    Each Option vested and exercisable immediately prior to the Effective Time and cancelled pursuant to Section 2.10 shall, upon cancellation, be converted into the right to receive an amount in cash equal to the product of (i) the number of shares of Company Common Stock subject to such Option and (ii) the excess, if any, of the Merger Consideration for Company Common Stock over the exercise price per share subject or related to such Option. All other Options shall be cancelled without payment immediately prior to the Effective Time.

        (c)    Time of Payment.    The amount described in subsection (b) shall be paid by the Company immediately before the Effective Time.

        (d)    Taxes; Interest.    All amounts payable pursuant to Section 2.10 and Section 6.8(b) and (c) shall be subject to any required withholding of taxes and shall be paid without interest.

        (e)    Termination of Equity-Based Compensation.    No further grants of Options shall be made under the Company Stock Option Plan or otherwise by the Company after the date of this Agreement, and the provision in any other Benefit Plan providing for the potential issuance, transfer or grant of any capital stock of the Company or any of its subsidiaries or any interest, or release of restrictions in respect of any capital stock of the Company or any of its subsidiaries shall be deleted, and the Company Stock Options Plan shall be terminated, as of the Effective Time, and the Company shall ensure that following the Effective Time no holder of an Option (whether or not outstanding as of the Effective Time), restricted stock, derivative security, or any participant in any other Benefit Plan shall have any right thereunder to acquire any capital stock of the Company or any of its subsidiaries or the Surviving Corporation. No participant in the Company Stock Option Plan or other holder of Options shall be entitled to receive any other payment or benefit thereunder except as provided in Section 2.10 and Section 6.8.

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OPTION AGREEMENT
W I T N E S S E T H
EXHIBIT A